Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS

Aircast Incorporated

December 31, 2005

Aircast Incorporated

Consolidated Financial Statements

December 31, 2005

Report of Independent Auditors

Board of Directors and Stockholders

Aircast Incorporated

We have audited the accompanying consolidated balance sheets of Aircast Incorporated as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year ended December 31, 2005 and the period from October 22, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aircast Incorporated at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the year ended December 31, 2005 and the period from October 22, 2004 (inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

MetroPark, New Jersey

April 5, 2006, except for Note 16,

as to which the date is April 7, 2006

Aircast Incorporated

Consolidated Balance Sheets

	December 31
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$9,905,453	$10,804,634
Accounts receivable, net of allowance for doubtful accounts of $225,729 and $148,272, respectively	11,628,045	11,242,127
Inventories, net	6,547,541	7,952,452
Prepaid expenses and other current assets	2,493,729	1,581,774
Due from buyer	393,795	—
Total current assets	30,968,563	31,580,987

Property and equipment, net	19,444,015	18,934,701
Other intangible assets, net	96,300,096	107,686,822
Goodwill	47,085,649	46,350,940
Deferred financing costs, net	2,921,055	3,490,639
Fair value of derivatives	1,184,509	—
Other assets	34,255	13,500
Deferred tax asset – long-term	596,988	—
Total assets	$198,535,130	$208,057,589

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$3,555,459	$3,359,343
Accounts payable – stockholders	—	152,847
Accrued expenses	10,552,629	7,314,851
Accrued expenses – stockholders	842,000	50,000
Accrued expenses – affiliate	4,025,829	5,031,620
Current portion of long-term debt	2,415,951	2,750,000
Total current liabilities	21,391,868	18,658,661

Accrued pension liabilities	294,252	186,727
Long-term debt, less current portion	83,487,113	92,250,000
Seller subordinated notes	16,515,122	15,796,603
Total liabilities	121,688,355	126,891,991

Commitments and contingencies

Redeemable preferred stock, $0.01 par value; 12,492,500 shares authorized and 7,492,500 shares issued and outstanding at December 31, 2005	78,638,868	—

Stockholders’ (deficit) equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding at December 31, 2004	—	10
New common stock, $0.01 par value; 25,000,000 shares authorized and 8,325,000 shares issued and outstanding at December 31, 2005	83,250	—
Additional paid-in capital	4,527,882	83,249,990
Accumulated deficit	(4,000,929)	(2,133,015)
Accumulated other comprehensive (loss) income	(2,402,296)	48,613
Total stockholders’ (deficit) equity	(1,792,093)	81,165,598
Total liabilities and stockholders’ (deficit) equity	$198,535,130	$208,057,589

See accompanying notes.

Aircast Incorporated

Consolidated Statements of Operations

	Year ended December 31, 2005	Period from October 22, 2004 (inception) to December 31, 2004

Net sales	$96,811,036	$5,607,012
Cost of goods sold	36,219,196	3,174,010
Gross profit	60,591,840	2,433,002

Selling, general and administrative expenses	51,889,551	3,836,069
Research and development expenses	1,783,605	119,990
Income (loss) from operations	6,918,684	(1,523,057)

Interest expense	8,865,493	528,778
Other (income) expense, net	(881,611)	45,124
Loss before provision for income taxes	(1,065,198)	(2,096,959)
Provision for income taxes	802,716	36,056
Net loss	$(1,867,914)	$(2,133,015)

See accompanying notes.

Aircast Incorporated

Consolidated Statements of Changes in Stockholders’ (Deficit) Equity

	Common Stock		New Common Stock		Additional Paid-In Capital	Accumulated Deficit	Comprehensive Loss	Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Par Value	Number of Shares	Par Value

Balance at October 22, 2004 (inception)	1,000	$10	—	$—	$83,249,990	$—	$—	$—
Comprehensive loss:
Net loss						(2,133,015)	(2,133,015)
Other comprehensive income:
Foreign comprehensive translation adjustments							48,613	48,613
Total comprehensive loss							$(2,084,402)
Balance at December 31, 2004	1,000	10	—	—	83,249,990	(2,133,015)		48,613
Recapitalization of Common Stock	(1,000)	(10)	8,325,000	83,250	(75,008,240)
Preferred share accretion					(3,713,868)
Comprehensive loss:
Net loss						(1,867,914)	$(1,867,914)
Other comprehensive income:
Minimum unfunded pension liability							(20,012)	(20,012)
Foreign comprehensive translation adjustments							(2,430,897)	(2,430,897)
Total comprehensive loss							$(4,318,823)
Balance at December 31, 2005	—	$—	8,325,000	$83,250	$4,527,882	$(4,000,929)		$(2,402,296)

See accompanying notes.

Aircast Incorporated

Consolidated Statements of Cash Flows

	Year ended December 31, 2005	Period from October 22, 2004 (inception) to December 31, 2004
Operating activities
Net loss	$(1,867,914)	$(2,133,015)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,005,838	146,452
Amortization	10,847,703	719,865
Deferred income taxes	(597,549)	—
Change in fair value of derivatives	(1,141,509)	—
Loss on disposal of property and equipment	14,549	—
Changes in operating assets and liabilities:
Accounts receivable	(959,397)	831,022
Inventories	930,408	1,493,756
Prepaid expenses and other assets	(517,416)	(176,069)
Accounts payable	255,037	1,362,597
Accrued expenses – affiliate	(1,005,790)	5,031,620
Accrued expenses	4,455,505	(217,634)
Net cash provided by operating activities	12,419,465	7,058,594

Investing activities
Capital expenditures	(3,017,366)	(298,825)
Purchase of business	(271,441)	(187,226,422)
Net cash used in investing activities	(3,288,807)	(187,525,247)

Financing activities
Proceeds from bank loan	—	95,000,000
Proceeds from sale of common stock	—	83,250,000
Payment of bank loan	(9,096,936)	—
Deferred financing costs	(750,000)	(2,777,326)
Seller subordinated notes	—	15,750,000
Payment to stockholder	(152,847)	—
Net cash (used in) provided by financing activities	(9,999,783)	191,222,674

Effect of exchange rate on cash and cash equivalents	(30,056)	48,613

Increase in cash and cash equivalents	(899,181)	10,804,634
Cash and cash equivalents, beginning of period	10,804,634	—
Cash and cash equivalents, end of period	$9,905,453	$10,804,634

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$8,056,393	$—
Income taxes	$497,986	$—

Supplemental schedule of non-cash financing activity
Seller subordinated interest converted to debt	$732,608	$—
Seller subordinated interest to be converted to debt	$32,514	$46,603
Financing fees	$—	$750,000

See accompanying notes.

Aircast Incorporated

Notes to Consolidated Financial Statements

December 31, 2005

1. Organization and Summary of Significant Accounting Policies

Organization

The accompanying consolidated financial statements include the accounts of Aircast Incorporated and its wholly-owned subsidiaries (consolidated “Aircast” or the “Company”).

Aircast Incorporated, formerly known as AI Finance Holding Company, Inc., was formed under the provisions of the General Corporation Law of the State of Delaware by the filing of a Certificate of Incorporation with the Office of the Secretary of State of Delaware on October 22, 2004 (inception) and name change filed December 7, 2004. The Company had 3,000 shares of authorized Common Stock with a $0.01 par value at inception. On October 26, 2004, one share of Common Stock was sold to Thomas Weisel Capital Partners, LP in consideration of the payment of $83,250. On December 7, 2004, an additional 999 shares were sold in consideration of the payment of $83,250 per share to T. Weisel and affiliates.

On July 21, 2005, the Company entered into a Plan of Recapitalization. An aggregate of 25,000,000 shares of Common Stock, par value $0.01 per share and an aggregate of 12,492,500 shares of Preferred Stock, par value $0.01 per share, were authorized. In exchange for each share of Old Common Stock, the stockholders received 8,325 shares of New Common Stock and 7,492.5 shares of Series A Preferred Stock. At the completion of the recapitalization, 8,325,000 shares of Common Stock and 7,492,500 shares of Series A Preferred Stock were issued and outstanding (see Note 14 — Redeemable Preferred Stock for further details on the recapitalization).

Aircast Incorporated is the parent of Aircast Holding Company LLC (“Holdings”).

Holdings is the parent of the following three wholly-owned companies:  Aircast LLC, Aircast Scandinavia AB, and Aircast Asia-Pacific Limited. Aircast Scandinavia AB owns 100% of the following legal entities:

Aircast Europe GmbH
Aircast UK Limited
Aircast France Sarl
Aircast Italy S.r.l.
Aircast Handels GmbH (Austria)
Aircast Belgium BVBA
Aircast Productos Medicos, S.L. (Spain)

All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements. The consolidated financial statements are expressed in United States dollars.

Aircast is a globally recognized leader in delivering scientifically based, pioneering devices for the functional management (protected early use) of joint injuries, fractures, edema and deep vein thrombosis (“DVT”). The Company operates production, distribution, and office facilities in New Jersey, Germany, and Hong Kong and markets its products worldwide.

Revenue Recognition

Revenue is recognized when devices are received by customers in the U.S. Revenue is recognized when devices are shipped to customers outside of the U.S.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Significant estimates included in the preparation of these financial statements include provisions made for doubtful accounts, useful lives for depreciation and goodwill and other asset impairments.

Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts. This allowance reflects the Company’s estimate of the amount of its receivables that it will be unable to collect. The Company makes this estimate based upon a combination of an analysis of accounts receivable on a specific accounts basis and historical write-off experience.

Inventories

Inventory is recorded at the date of acquisition as follows:  finished goods at estimated selling prices less a profit allowance for the selling effort and work-in-process and raw materials at estimated current replacement costs. Inventories at December 31, 2005 and 2004 are stated at the lower of cost (determined by the first-in, first-out method) or market.

Property and Equipment

Property and equipment were recorded at fair values at the date of the acquisition and at cost for subsequent additions. Expenditures for maintenance and repairs are charged to expense while improvements and replacements are capitalized. The cost and accumulated depreciation of property sold or retired are removed from the accounts and gains and losses, if any, are reflected in earnings for the period. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and improvements	30 years
Furniture, fixtures and office equipment	3 to 7 years
Machinery and equipment	7 years
VenaFlow equipment	5 years
Molds and dies	7 years
Exhibits	7 years

Deferred Financing Costs

The Company capitalizes debt issuance costs, with such costs amortized over the lives of the related debt. Included in deferred financing costs, net at December 31, 2005 and 2004 are $1,669,349 and $2,005,617, respectively, of fees associated with the $55 million term loan, which is being amortized over six years, and $1,251,706 and $1,485,022, respectively, of fees associated with the $40 million term loan, which is being amortized over six and one half years. All of these debt issuance costs were capitalized on December 7, 2004, the date that the debt agreements were entered into. For the year ended December 31, 2005 and period ended December 31, 2004, amortization of deferred financing costs totaled $569,584 and $36,687, respectively.

Contributions Made

In accordance with SFAS 116, “Accounting for Contributions Received and Contributions Made”, the Company has accrued for unconditional charitable donation commitments made by recording a liability in the amount of $1,024,100 for commitments made as of December 31, 2005 payable through 2010. The Company has recorded an expense related to these commitments of $691,100 for the year ended December 31, 2005.

Long-Lived Assets

Long-lived assets are recorded at the lower of amortized cost or fair value. As part of an ongoing review of the valuation of long-lived assets, management assesses the carrying value of such assets if facts and circumstances suggest they may be impaired. If this review indicates that the carrying value of these assets may not be recoverable, as determined by a nondiscounted cash flow analysis over the remaining useful life, the carrying value would be reduced to its estimated fair value.

Federal and State Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not realized in future periods.

Research and Development Expenses

Research and development costs are expensed as incurred.

Shipping Expenses and Handling Income

Expenses incurred in shipping devices to customers are recorded as part of selling, general and administrative in the amount of $2,442,399 and $173,122 for the year ended December 31, 2005 and period ended December 31, 2004, respectively.

Income generated in shipping devices to customers are recorded as part of net sales in the amount of $294,618 and $17,490 for the year ended December 31, 2005 and period ended December 31, 2004, respectively.

Advertising Expense

The Company advertises primarily in journals and through the mail to customers. Advertising costs are expensed as incurred and amounted to $970,876 and $50,208 for the year ended December 31, 2005 and period ended December 31, 2004, respectively.

Foreign Currency Translations

Assets and liabilities of the foreign subsidiaries are translated at rates of exchange in effect at the close of the period. The Company considers all local currency to be the functional currency. Revenues and expenses are translated at the weighted average of exchange rates in effect during the period. The effect of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included as part of the foreign currency translation adjustment component of member’s equity.

Concentrations of Credit Risk

Concentrations of credit risk with respect to accounts receivable are limited due to the number of entities comprising the Company’s customer base and their dispersion across different industries and geographic areas in the United States and Europe. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. One customer accounted for 11 percent of the Company’s accounts receivable at December 31, 2005. No customer accounted for over 10 percent of the Company’s accounts receivable at December 31, 2004 or the Company’s revenue for the year ended December 31, 2005 or  period ended December 31, 2004.

The Company’s financial instruments consist primarily of cash investments, trade accounts receivable and trade accounts payable. The Company considers the book values of these instruments to be indicative of their respective fair values. The Company has cash in excess of the FDIC insurance amount of $100,000 as of December 31, 2005 and 2004 in the amounts of $7,281,747 and $8,344,402, respectively. The Company has mitigated the risk by placing its temporary cash investments with high credit quality institutions to limit its credit exposure.

Goodwill and Other Intangibles

Goodwill consists of the excess of cost over the fair value of identifiable net assets of businesses acquired. Other intangibles consist of customer relationships, Group Purchasing Organizations contracts, covenants not-to-compete, trademarks, patents, and in-process research and development. Goodwill is not amortized and is subject to an annual impairment test on a reporting unit level. Other intangible assets that have finite lives are being amortized over their estimated useful lives.

Other intangible assets which are amortized consist of the following:

	Years Amortized
	U.S.	Europe

Patents	8	—
Trademarks	20	15
Group Purchasing Organizations contracts	15	—
Customer relationships	10	7
Non-compete agreements	3	1
In-process research and development	15	—

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current-period charges regardless of whether they meet the “so abnormal” criteria outlined in ARB No. 43. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Adoption of this statement is not expected to have a material impact on the Company’s results of operations or financial condition.

Derivative Financial Instruments

Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, all derivatives are required to be recorded as assets or liabilities and measured at fair value. Gains or losses resulting from changes in the values of derivatives are recognized immediately in earnings or deferred, depending on the use of the derivative and whether or not it qualifies as a hedge. Derivative financial instruments are periodically used by the Company in the management of its interest rate and foreign currency exposures. Derivative financial instruments are not used for trading purposes. The fair value of the derivatives is based upon discounted expected future cash flows based on current economic indicators as calculated by the bank.

2. Acquisition

Effective December 8, 2004, the Company acquired certain assets and liabilities of Aircast, Inc. and Aircast International Sales and its wholly-owned subsidiaries. The Company paid approximately $159,000,000 in cash and approximately $15,750,000 in subordinated seller notes. After giving effect to the amounts paid above and acquisition fees aggregating approximately $12,748,000, the total purchase price for the acquisition of certain assets and liabilities effective December 8, 2004 was approximately $187,498,000. A substantial portion of the goodwill associated with the acquisition is expected to be deductible for tax purposes.

The condensed balance sheet of the acquired assets and liabilities at acquisition date were as follows:

Cash	$1,575
Accounts receivable	12,073,149
Inventory	9,523,931
Prepaid and other assets	1,435,615
Property and equipment	18,782,328
Other intangible assets	108,370,000
Excess of purchase price over fair value	47,123,592
Accounts payable	2,149,593
Accrued expense – stockholders	5,081,620
Accrued expenses	2,580,977

The purchase price of the acquisition has been allocated to the assets acquired and liabilities assumed and the excess of purchase price over fair value has been recorded on the consolidated balance sheet at December 31, 2004 to goodwill and other intangibles (see Note 3 – Goodwill and Other Intangible Assets for additional discussion of intangible assets). The acquisition was accounted for as a purchase and, accordingly, the results of operations of the acquired company are included in the consolidated statement of operations starting on December 8, 2004.

In the asset purchase agreement, the transaction includes an earnout schedule which entitles the sellers to specific earnout payments over the course of the next 3 years of $5,000,000 per year if the Company attains revenues in the target years. These potential earnout payments are not accrued in the accompanying financial statements as they have not been earned at December 31, 2005 or 2004.

3. Goodwill and Other Intangible Assets

Goodwill and other intangible assets are being accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets issued by the FASB on January 1, 2002. Under this standard, goodwill is no longer amortized. The Company’s $96,300,096 and $107,686,822 of definite lived intangible assets at December 31, 2005 and 2004, respectively, are being amortized over their estimated useful lives.

Under SFAS No. 142, the Company is required to review its goodwill for impairment at least annually. In general, this means that the Company must determine whether the fair value of the goodwill, calculated in accordance with applicable accounting standards, is at least equal to the recorded value shown on its balance sheet. If the fair value of the goodwill is less than the recorded value, the Company is required to write-off the excess goodwill as an expense. The Company’s definite lived intangibles are reviewed for impairment under SFAS No. 144.

The related cost, accumulated amortization, and weighted-average amortization life of each definite lived intangible asset is as follows:

	December 31, 2005
	Cost	Accumulated Amortization	Remaining Weighted- Average Amortization Life
Patents	$19,380,000	$2,581,788	6.9
Trademarks	25,760,000	2,106,978	18.0
Group Purchasing Organizations contracts	11,260,000	800,026	13.9
Customer relationships	49,380,000	5,819,234	8.7
Non-compete agreements	1,330,000	672,356	1.9
In-process research and development	1,260,000	89,522	13.9
	108,370,000	$(12,069,904)
Less accumulated amortization	(12,069,904)
	$96,300,096

	December 31, 2004
	Cost	Accumulated Amortization	Remaining Weighted-Average Amortization Life
Patents	$19,380,000	$159,288	8.0
Trademarks	25,760,000	90,926	18.9
Group Purchasing Organizations contracts	11,260,000	49,359	15.0
Customer relationships	49,380,000	335,342	9.8
Non-compete agreements	1,330,000	42,740	2.6
In-process research and development	1,260,000	5,523	15.0
	108,370,000	$(683,178)
Less accumulated amortization	(683,178)
	$107,686,822

As of December 31, 2005, estimated amortization expense of definite lived intangible assets for each of the next five years is as follows:

2006	$10,080,000
2007	10,057,644
2008	9,740,000
2009	9,740,000
2010	9,740,000

At December 31, 2005 and 2004, the weighted-average amortization life of definite lived intangible assets is 11.3 years and 12.1 years, respectively.

4. Related Party Transactions

The Company has entered into a management services agreement on December 6, 2004 (“Agreement”) with Tailwind Capital Partners LLC (“TCP”). The Agreement provides for various consultative services to be rendered by TCP on the Company’s behalf. The fee totals $750,000 annually plus expenses, and is accrued for on a monthly basis and is recorded as part of other expense. For the year ended December 31, 2005 and the period ended December 31, 2004, the Company accrued and recorded related expense of $842,000 and $50,000, respectively. The Company had a payable to TCP for $152,847 as of December 31, 2004. This was paid on February 24, 2005.

The Company was charged $5,031,620 as an advisory fee by TWCP Management LP, an affiliate of the Company and certain stockholders in connection with the December 8, 2004 acquisition of Aircast Incorporated. This amount was considered part of the purchase price. The advisory fee is included in accrued expenses-affiliate on the accompanying consolidated balance sheet and is $4,025,829 and $5,031,620 at December 31, 2005 and 2004, respectively.

5. Inventories

Inventories consist of the following:

	December 31
	2005	2004

Raw materials	$4,287,498	$3,024,740
Finished goods	2,391,340	5,058,751
Work-in-process	—	8,815
Reserve for obsolescence	(131,297)	(139,854)
	$6,547,541	$7,952,452

6. Property and Equipment

Property and equipment consists of the following:

	December 31
	2005	2004

Land	$4,553,109	$4,550,250
Buildings and improvements	6,406,141	6,744,221
Furniture, fixtures and office equipment	3,096,160	2,562,983
Machinery and equipment	1,811,909	1,760,853
VenaFlow equipment	3,233,675	1,748,023
Molds and dies	1,970,512	1,316,869
Exhibits	188,929	164,397
Deposits on equipment	283,648	224,204
Transportation equipment	10,924	12,718
	21,555,007	19,084,518
Less accumulated depreciation	(2,110,992)	(149,817)
	$19,444,015	$18,934,701

7. Accrued Expenses

Accrued expenses consist of the following:

	December 31
	2005	2004

Employee compensation	$2,210,945	$2,140,422
Bonus	1,502,678	77,577
European VAT liability	1,369,759	—
Professional fees	1,163,042	3,044,046
Income tax payable	1,065,299	36,056
Accrued contributions	1,024,100	—
Interest payable	593,110	482,080
Sales commissions and royalties	508,324	611,071
Other accruals	1,115,372	923,599
	$10,552,629	$7,314,851

8. Retirement Plan

The Company maintains a defined contribution plan for substantially all of its U.S. employees. The Company has recorded an expense for the year ended December 31, 2005 and period ended December 31, 2004 of $500,000 for both periods. The plan provides employees an opportunity to make pre-tax payroll contributions. The Company is not required to make any contributions to the plan, however, the Company made a contribution in 2005 related to the $500,000 accrual at December 31, 2004 of $500,000.

Aircast Scandinavia AB has a pension plan which covers two key employees who are entitled to pension benefits as part of the terms of their employment agreement. The accrued pension costs of $294,252 as of December 31, 2005 reflected on the consolidated balance sheets are recorded in accordance with the amounts required under accounting principles generally accepted in the United States. The Company recorded $176,746 and $8,775 in pension expense for the year ended December 31, 2005 and period ended December 31, 2004, respectively. The Company has made contributions of $50,739 and paid benefits of $33,524 during the year ended December 31, 2005. There were no such transactions during the period ended December 31, 2004. At December 31, 2005 there was a minimum unfunded pension liability of $20,012.

9. Income Taxes

The provision for income taxes consists of the following:

	December 31
	2005	2004

Current:
Foreign	$1,432,190	$36,056

Deferred taxes:
Foreign	(629,474)	—
Provision for income tax	$802,716	$36,056

The components of deferred income tax assets (liabilities) are as follows:

	December 31
	2005	2004

Deferred tax assets:
Bad debt reserve	$17,163	$(2,472)
Inventory capitalization	3,986	2,666
Intangibles and goodwill	598,610	144,288
Other accruals	704,903	12,363
Contributions	124,339	7,456
Fixed assets	(688,857)	(42,539)
Inventory reserves	(28,703)	—
Unrealized (gain) loss	(468,019)	—
Net operating losses	2,509,907	480,147
Valuation allowances	(2,176,341)	(601,909)
Total deferred tax assets	$596,988	$—

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company established a valuation allowance at December 31, 2005 and 2004 because the Company determined that it was more likely than not that some or all of the deferred tax assets would not be realized.

The 2005 and 2004 provision for income taxes are different than U.S. federal statutory tax (35%) determined by applying the federal income tax rate to income before provision for income taxes, primarily due to foreign income taxes, and various non-deductible items.

The Company has net operating loss carryforwards (“NOL’s”) of $5,411,874 at December 31, 2005, which expire beginning 2024 for federal tax purposes and $4,079,353, which expire at various dates for state tax purposes. The Company has NOL’s of approximately $891,000 attributable to the foreign subsidiaries. The Company recorded a full valuation allowance against all federal and state NOL’s and certain foreign NOL’s.

The undistributed earnings of our foreign subsidiaries amounting to approximately $2,731,000 was considered to be indefinitely reinvested at December 31, 2005. Accordingly, no provision has been recorded for U.S. income taxes that might result from repatriation of these earnings.

Pre-tax income (loss) attributable to domestic and foreign operations is as follows:

	December 31
	2005	2004

Domestic	$(1,686,902)	$(1,414,505)
Foreign	621,704	(682,454)
	$(1,065,198)	$(2,096,959)

10. Accumulated Other Comprehensive Income

The following table sets forth the components of the Company’s accumulated other comprehensive income (loss):

	Foreign Currency Translation	Minimum Unfunded Pension Liability	Accumulated Other Comprehensive Income (Loss)

Balance at October 22, 2004 (inception)	$—	$—	$—
2004 activity	48,613	—	48,613
Balance at December 31, 2004	48,613	—	48,613
2005 activity	(2,430,897)	(20,012)	(2,450,909)
Balance at December 31, 2005	$(2,382,284)	$(20,012)	$(2,402,296)

11. Commitments and Contingencies

The Company rents office facilities, equipment, and automobiles under various non-cancelable agreements with terms generally ranging from two to three years, except for one lease which does not expire until 2070.

Future aggregate minimum lease payments under long-term leases as of December 31, 2005 are as follows:

2006	$390,890
2007	171,365
2008	58,038
2009	32,254
2010	32,254
Thereafter	1,451,410
$2,136,211

Total lease expense relating to the Company’s operating leases was $602,360 and $24,775 for the year ended December 31, 2005 and period ended December 31, 2004, respectively. After March 2006, there is no commitment on the U.S. warehouse rental facility.

The Company makes charitable donations to various charitable organizations in the form of contractual commitments and verbal commitments. The contractual commitments have been recorded in the accompanying consolidated balance sheet and amounted to $1,024,100 at December 31, 2005. Through 2010, the verbal conditional commitments will approximate $12,000 as of December 31, 2005.

As of December 31, 2005, the Company has committed $266,005 related to research and development studies to be conducted between 2006 and 2007.

The Company has eight royalty agreements of which three agreements have minimum royalty payments. Future minimum requirements are comparable to the current year requirements. At December 31, 2005, the Company recorded an additional $23,750 for minimum royalty amounts due.

The Company also has an agreement in which a third-party pays royalty income to the Company. The Company recognized royalty income of $167,493 and $-0- for the year  ended December 31, 2005 and period ended December 31, 2004, respectively, and has included such amounts in net sales in the accompanying consolidated statements of operations.

Legal Matters

The Company is party to legal proceedings and potential claims arising in the ordinary course of its businesses. In the opinion of management, the Company has adequate legal defenses, reserves, or insurance coverage with respect to these matters so that the ultimate resolution will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

12. Debt

On December 7, 2004, Aircast LLC entered into two term loans with Credit Suisse First Boston as administrative agent and a group of syndicated lenders (collectively, the “Lenders”); a 6-year term loan agreement (“Term Loan A”) in the amount of $55 million and a 6½-year term loan agreement (“Term Loan B”) in the amount of $40 million. Term Loan A is repayable in quarterly payments of $687,500 for 5 years and quarterly payments of $10,312,500 in year six. These amounts are adjusted on a pro-rata basis for any prepayments made. During the year ended December 31, 2005, the Company made prepayments of $6,500,000. As a result of these prepayments, as of December 31, 2005, the quarterly payments are $603,988 and the quarterly payments due in year six are $9,059,815. Term Loan B is repayable in one lump sum on June 7, 2011, the maturity date. The term loans are secured by all assets of the Company. The proceeds of both term loans were used to acquire substantially all of the assets of Aircast, Inc., a New Jersey corporation and Aircast International Sales, LLC, a New Jersey limited liability company for an aggregate purchase price of approximately $187,498,000 of which $15,750,000 is to be in the form of Seller Subordinated Notes.

Also on December 7, 2004 Aircast LLC entered into a 5-year revolving loan with the Lenders in an aggregate principal amount at any time outstanding not in excess of $5,000,000 (“Revolver”). Under the Revolver, the Lenders may extend credit, at any time and from time to time prior to the Revolver’s credit maturity date, in an aggregate principal amount at any time outstanding not in excess of $2,000,000 (the “Swingline Loan”), and the Lenders may issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $5,000,000. The aggregate indebtedness of the Revolver, Swingline Loan and Letters of Credit may not exceed $5,000,000 at any one time. There are no borrowings outstanding under the Revolver at December 31, 2005 or 2004. There is a 0.5% commitment fee on the unused portion of the Revolver.

There are subjective acceleration clauses within Term Loan A and B and the Revolver.

Interest accrues annually at LIBOR plus 2.75% on Term Loan A and at LIBOR plus 7% on Term Loan B and is payable upon the maturity of the applicable 3 month LIBOR contract. The weighted average interest rate for the year ended December 31, 2005 and period ended December 31, 2004 were 6.03% and 5.25%, respectively, on Term Loan A and 10.31% and 9.50%, respectively, on Term Loan B.

Under the term loans, the Company is subject to certain covenants including an interest coverage ratio, fixed charge coverage ratio, maximum leverage ratio and capital expenditures. As of December 31, 2005, the Company is in compliance with all of its covenants.

Maturities of the Company’s debt for each of the next five years and thereafter at December 31, 2005 are as follows:

2006	$2,415,951
2007	2,415,951
2008	2,415,951
2009	2,415,951
2010	36,239,260
Thereafter	40,000,000

Interest Rate Swap Agreements. As of December 31, 2005, the Company had outstanding interest rate swap agreements and an interest rate cap, both entered into during 2005, that effectively converted $60 million of its floating rate debt to fixed rate instruments. The floating rate debt being hedged by swaps consisted of $20 million of the Term Loan A which terminates in March 2009 and all $40 million of the Term Loan B which terminates in March 2008. The Company has also entered into a $20 million forward cap that begins in March 2008 and terminates in March 2010. The Company’s swap and cap agreements that effectively convert a portion of its floating rate debt to fixed rate instruments are designated as cash flow hedges. Changes in the fair value of the Company’s hedges are recorded immediately in its income statement as part of other income (expense), net, which amounted to $1,141,509 of income during the year ended December 31, 2005. The fair value of these agreements was $1,184,509 at December 31, 2005.

13. Seller Subordinated Notes

In connection with the acquisition, the Company issued $15,750,000 of Seller Subordinated Notes. The Seller Subordinated Notes are payable in one lump sum on June 7, 2011, the maturity date. Interest accrues annually at 8% on the Seller Subordinated Notes and 3.5% is payable semi-annually. The remaining 4.5% is converted into the principal amount to be paid on June 7, 2011, the maturity date. At December 31, 2005, there was $765,122 in interest that has been recorded as long-term debt, of which $732,608 has been converted to principal as of December 31, 2005. For the year ended December 31, 2005 and period ended December 31, 2004, the Company accrued total interest of $1,277,367 and $82,849, respectively.

14. Redeemable Preferred Stock

The Company’s redeemable preferred stock consists of Series A shares, which are subject to the following rights, preferences, and limitations.

Stockholders of Series A Preferred Stock (“Stockholders”) are entitled to vote as a separate class or series pursuant to the Delaware General Corporation Law or the Certificate of Incorporation. The Stockholders are also entitled to vote together with the holders of shares of Common Stock as a single class on all matters to which the holders of Common Stock are entitled to vote and are entitled to one vote per share of Series A Preferred Stock.

A holder of Series A Preferred Stock shall be entitled to receive cash dividends in an amount per share equal to the applicable percentage of the accreted value. Dividends are payable in cash, to the extent declared by the Board of Directors, in arrears quarterly. Dividends shall accrue daily whether or not dividends have been declared by the Board of Directors. Any dividends not declared as of any dividend payment date are added to the accreted value. Once added to the accreted value, the dividend is no longer payable in cash as a dividend but remains as part of the accreted value. Dividends are based on a per annum rate of eleven percent (11%) over a 365 day year. The accreted value is $10 per share plus any dividends not paid to date. Any dividends not paid, but added to the accreted value shall no longer be payable in cash as dividends.

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, Stockholders have liquidation preference and are entitled to receive unpaid dividends out of the Company’s legally available assets. At December 31, 2005, the liquidation preference is equal to the preferred stock balance recorded on the balance sheet.

In the event of a merger, Stockholders are entitled to be paid, out of the aggregate consideration receivable, an amount equal to the balance sheet amount before any payment to the common stockholders.

Shares of Series A Preferred Stock may be redeemed by the Company at the option of the Stockholders of Series A Preferred Stock.

15. Segment Information

The Company operates in one segment, and has operations in the United States, Europe and Asia. Revenues are attributable to countries based upon the location of the customers. Geographic area information are as follows:

	Year ended December 31, 2005	Period from October 22, 2004 (inception) to December 31, 2004
Revenues from external customers:
Domestic	$64,106,803	$4,083,686
Foreign	32,704,233	1,523,326
Total revenues from external customers	$96,811,036	$5,607,012

Property and equipment, net:
Domestic	$16,318,637	$14,986,221
Foreign	3,125,378	3,948,480
Total consolidated property and equipment, net	$19,444,015	$18,934,701

Goodwill and other intangible assets, net:
Domestic	$135,708,290	$144,134,917
Foreign	7,677,455	9,902,845
Total consolidated goodwill and other intangible assets, net	$143,385,745	$154,037,762

16. Subsequent Event

Effective April 7, 2006, dj Orthopedics, Inc. acquired 100% of the stock of Aircast Incorporated. Under the terms of the Stock Purchase Agreement, dj Orthopedics, Inc. paid approximately $291,000,000 in cash. The Company used a portion of these proceeds to pay down their entire bank debt balance. Prior to the effective date, dj Orthopedics agreed to reimburse Aircast Incorporated for certain professional fees incurred by the Company in connection with the transaction. This receivable is recorded on the accompanying balance sheet as a due from buyer at December 31, 2005.